                                          December 23, 1999



PennCorp Financial Group, Inc.
717 North Harwood Street
Dallas, Texas 75201
Attention: Board of Directors

To the Board of Directors of PennCorp Financial Group, Inc.:


          The undersigned, as members of the Ad Hoc Committee of the Preferred Stockholders (the "AD HOC COMMITTEE") of PennCorp Financial Group, Inc. (the "COMPANY"), represent 74% of the Company's outstanding shares of $3.375
Convertible Preferred Stock (the "SERIES I PREFERRED") and $3.50 Convertible Preferred Stock (the "SERIES II PREFERRED" and together with the Series I Preferred, the "PREFERRED SHARES"). On December 21, 1999, the Ad Hoc Committee was invited by the Company to hear a presentation regarding a proposed restructuring of the Company (the "RESTRUCTURING") and the Company's progress on a proposed plan to sell substantially all of the assets of its operating subsidiaries (the "SALE ALTERNATIVE"). Although the Ad Hoc Committee believed that the Company's goal in calling the meeting was to build a consensus among the members of the Ad Hoc Committee for the Restructuring, the Company instead presented its plan to move forward with the Sale Alternative and then consummate a liquidation of the Company in a Chapter 11 bankruptcy. At the meeting, the Company stated that the Board of Directors of the Company (the "BOARD") intended to approve the Sale Alternative at its next meeting on January 6, 2000, and would cause the Company to execute definitive agreements with two buyers for the Company's operating subsidiaries.

          The Ad Hoc Committee strenuously objects to this course of action by the Company. The Ad Hoc Committee believes that (i) the proposed sale of Security Life and Trust and Southwestern Life (the "DALLAS OPERATIONS") severely undervalues these assets and will significantly impair the ability of the Company's stakeholders, in particular the holders of the Preferred Shares, to realize maximum value for their respective interests in the Company, or in the case of the common stockholders, any value and (ii) an extended Chapter 11 bankruptcy proceeding will have a devastating and irreversible effect on the value of the Company. Should the Board move forward with the Sale Alternative by executing definitive purchase agreements with the proposed buyers, the Ad Hoc Committee will take all steps at its disposal to prevent these transfers (including litigation) and will seek all possible remedies against the Company, the Board and its officers.

          The Ad Hoc Committee favors the Restructuring on the terms set forth on EXHIBIT A attached hereto. These terms are substantially similar to those previously discussed by certain holders of Preferred Shares and the Company, and include a sale of the Company's American Amicable subsidiary. At the December 21 meeting, the Company indicated its willingness to support the Restructuring alternative if the Ad Hoc Committee could deliver binding commitment letters for the financing of the Restructuring from third party financing sources prior to the Board's next meeting and a commitment to support the plan from 80% of the holders of Preferred Stock. Given that this request comes four days before the Christmas holiday and less than two weeks before the end of the Millennium, it is impracticable for the Ad Hoc Committee to meet this timetable. However, the Ad Hoc Committee has had substantially discussions regarding the financing of the Restructuring with a consortium of lenders consisting of GE Capital Corporation, Bank One and CIBC and is highly confident that it can arrange the necessary financing in short order. The Ad Hoc Committee expects to deliver a highly confident letter from this consortium to the Board on Monday, December 27, 1999, and expects to deliver final financing commitment letters to the Company shortly thereafter. This is a reasonable timetable to secure the financing and for the Board to vote on the Restructuring proposal.

          The Ad Hoc Committee is committed to expeditiously completing the Restructuring as described in EXHIBIT A, and strongly encourages the Board to reject the Sale Alternative and move forward with the Restructuring.


                                  Sincerely yours,


                                  The Ad Hoc Committee of Preferred Shareholders

AIG - Soundshore Partners                         Camden Asset Management

By: /s/ Andrew W. Gitlin                          By: /s/ Cheryl Suzuki
Its: Director                                     Its: Operations


Forest Investment Management                      Highbridge Capital LLC

By: /s/ Michael A. Boyd                           By: Highbridge Capital
Its: Chairman                                         Management LLC
                                                  By: /s/ Richard Potapchuk
                                                  Its: Managing Director
Inverness Management LLC

By: /s/ James Comis                               Loeb Partners Corp.
Its: ____________________
                                                  By: /s/ Robert Grubin
                                                  Its: Managing Director

Paloma Securities LLC

By: /s/ Michael J. Berner                         Q Investments, LP
Its: Executive Vice President
                                                  By: /s/ Geoffrey Raynor
Steadfast Financial LLC                           Its: Partner

By: /s/ Andrew Foote                              Vicuna Advisors LLC
Its: ____________________
                                                  By: /s/ Josh Welch
W.G. Trading                                      Its: Managing Partner

By: /s/ John Bello                                 /s/ William M. McCormick
Its: Risk Manager                                  William M. McCormick

Paloma Strategic Securities Limited

By: /s/ Michael J. Bermer
Its: Attorney-in-Fact

                         PENNCORP FINANCIAL GROUP, INC.
                         SUMMARY OF TERMS AND CONDITIONS
                          FOR PROPOSED RECAPITALIZATION

Purpose: To recapitalize PennCorp Financial Group, Inc. ("PFG" and together with its subsidiaries, the Company such that the
                                     Company) may,  at  a  minimum,  retain  its
                                     current A.M. Best rating that is  necessary
                                     to   maintain   its   current  distribution
                                     systems.

Methodology:                         Reduction of the Company's obligations with
                                     respect to its outstanding preferred  stock
                                     (by   reclassification   into   Units   (as
                                     described below) consisting of a new series
                                     of  preferred  stock  and common stock) and
                                     reduction of the Company's obligations with
                                     respect to indebtedness for borrowed  money
                                     to a level at which the Company's pro forma
                                     EBITDA  after   consummation  of    the
                                     recapitalization  and  the  sale of Pioneer
                                     Security  Life  Insurance  Company  and its
                                     subsidiaries (the "Waco  Companies")   will
                                     provide the coverage ratios  necessary  to,
                                     at a minimum, retain its  current A.M. Best
                                     rating.  Based on  the Company's  projected
                                     EBITDA following the  recapitalization, the
                                     maximum  debt  capacity  of   the   Company
                                     following the recapitalization and the sale of the Waco Companies is agreed to be $110 million.

Target Consummation Date:            May 31, 2000.

Senior Debt:                         The  Company's   existing   senior   credit
                                     facility,  including  accrued  and   unpaid
                                     interest, will be repaid.

Subordinated Debt:                   The  Company  will offer to purchase all of
                                     the  existing  $114.6   million   principal
                                     amount  of  9.25% Senior Subordinated Notes
                                     (the "Notes") at a purchase price  equal to
                                     98%  of  the principal amount thereof, plus
                                     accrued  and  unpaid interest. The offer to
                                     purchase    the    Notes   would      close
                                     simultaneously with the closing of the recapitalization. Any Notes not tendered pursuant to the offer to purchase would remain outstanding following the recapitalization.

Reclassification/Conversion
of Preferred Stock:                  In the event that the approval of at  least
                                     two-thirds  of  the  outstanding shares  of
                                     common stock and the approval of  at  least
                                     two-thirds  of  the  outstanding  shares of
                                     PFG's $3.375  Convertible  Preferred  Stock
                                     (the Series I  Preferred  Stock") and $3.50
                                     Series II Convertible Preferred  Stock (the
                                     "Series II Preferred  Stock," and  together
                                     with the  Series  I  Preferred  Stock,  the
                                     "Preferred  Stock")  is  obtained,   the
                                     recapitalization  will  be  effected  by an
                                     amendment to PFG's charter. Pursuant to the
                                     charter amendment, each outstanding   share
                                     of  Preferred  Stock  will  be reclassified
                                     (the  "Preferred  Stock  Reclassification")
                                     into a unit (a "Preferred Unit") consisting
                                     of (i)  a share of new PFG preferred  stock
                                     with  the  terms   described   below  ("New
                                     Preferred Stock") and (ii) 1.0 shares of post-recapitalization common stock of PFG.

                                     In the event that the approval of at  least
                                     two-thirds  of the  shares of the Preferred
                                     Stock is obtained, but only a majority (but
                                     not two-thirds) of  the outstanding  shares
                                     of  common  stock  is  obtained,  the
                                     recapitalization  will  be  effected  by  a
                                     merger (the  "Merger").  Pursuant  to   the
                                     Merger, each outstanding share of Preferred
                                     Stock  will  be  converted into a Preferred
                                     Unit.

                                     In the case of either the  Preferred  Stock
                                     Reclassification or the Merger, the shares of common stock of PFG to be issued to the existing holders of the Preferred Stock will represent 73.3% of the post-recapital-ization common stock of PFG.

Reverse Split/Conversion             If  the  recapitalization is  effected by a
of Common Stock:                     charter  amendment,  upon the effectiveness
                                     of  the  amendment  each  existing share of
                                     PFG's common stock will be reclassified  by
                                     means of a one-for-ten reverse stock  split
                                     (the "Reverse Stock Split").  Additionally,
                                     on  consummation  of  the  recapitalization
                                     each  existing  holder  of PFG common stock
                                     will receive  a  warrant   with  the  terms
                                     described  below  (the  "Warrants")   to
                                     purchase PFG's post-recapitalization common stock.

                                     If the recapitalization is effected through
                                     the Merger,  on  consummation of the Merger
                                     each  existing  share of PFG's common stock
                                     will be converted into  a  share  of  post-
                                     recapitalization  common    stock  of   PFG
                                     (representing approximately one-tenth of a share of pre-recapitalization common stock) and a Warrant.

                                     In either  case,  the  shares of PFG common
                                     stock  held  by  existing holders of common
                                     stock   will   represent   26.7%   of   the
                                     post-recapitalization common stock of PFG.

Sale of the Waco Companies:          The  Company  will  cause  its  subsidiary,
                                     American-Amicable   Holdings    Corporation
                                     ("American-Amicable"), to sell the stock of
                                     the Waco Companies for net cash proceeds of
                                     at  least  $102  million. This  transaction
                                     will be consummated as soon as practicable,
                                     notwithstanding   the    timing   of    the
                                     consummation of the recapitalization.



Merger of SLT and SW Life:           Prior  to  the  recapitalization,  Security
                                     Life and Trust Insurance Company will be merged with and into Southwestern Life
                                     Insurance Company ("SW Life").

Reinsurance:                         SW Life will reinsure substantially all  of
                                     its existing annuity blocks of business.

New Credit Facility: In connection with the recapitalization, the Company will enter into a new $110 million revolving senior credit facility (the "New Senior Facility"), of which approximately $90 million would be drawn upon consummation of the recapitalization.

Extraordinary Dividend:              As part  of the  recapitalization,  SW Life
                                     will  request  approval  from   the   Texas
                                     Department of Insurance  for the payment of
                                     an extraordinary  dividend of approximately
                                     $75 million (the "Extraordinary Dividend").
                                     Prior to the payment of  the  Extraordinary
                                     Dividend,  the outstanding notes issued  by
                                     American-Amicable   will  be  repaid,   the
                                     outstanding preferred stock of Southwestern
                                     Financial  Corp.  will  be removed  from SW
                                     Life, and the reserves of SW Life will be strengthened by $10 million. In no event will the Extraordinary Dividend be paid in an amount that would cause the Risk Based
                                     Capital Ratio of SW Life to be less than 300%.

Preferred Unit Offering:             The   Company   will  make  a  $35  million
                                     offering  of  Preferred  Units   (the "Unit
                                     Offering") to all holders of the  Preferred
                                     Stock  and  Company's  common   stock.  The
                                     holders of the Preferred Stock will have the right to subscribe for approximately

                                     73%  of  the  Units  subject  to  the  Unit
                                     Offering,  and  the  holders of  the common
                                     stock  will have the right to subscribe for
                                     approximately 27% of the Units  subject  to
                                     the  Unit  Offering.   The   Unit  Offering
                                     will be  conducted  and will  remain   open
                                     during   the  same   period  as  the  proxy
                                     solicitation for the charter amendment to effect the Preferred Stock Reclassification and the Reverse Stock Split (or the Merger) and will close simultaneously with such transactions.

                                     The  right to  purchase  Units  offered  in
                                     the Units Offering will be  detachable  and
                                     transferable    and     will    have     an
                                     oversubscription  privilege  for  only  the
                                     the  existing   holders  of  common  stock,
                                     pursuant  to  which  such holders will have
                                     the  right  to  oversubscribe for Units not
                                     purchased  by  other  existing  holders  of
                                     common  stock.  The  holders  of  Preferred
                                     Stock    will   not   have  the   right  to
                                     oversubscribe,  and  any   Preferred  Units
                                     not  purchased  by   holders  of  Preferred
                                     Stock  and  common stock will be  purchased
                                     by  Inverness   pursuant  to   its  Standby
                                     Commitment as described below. The purchase price for each Preferred Unit will be $12.50 (the "Rights Offering Price").

Standby Underwriting
Commitment:                          Inverness Management LLC ("Inverness") will
                                     execute   and  deliver  to  the  Company  a
                                     binding agreement   pursuant    to    which
                                     Inverness    will    commit    to     fully
                                     underwrite  the Unit Offering (the "Standby
                                     Commitment") at a price equal to the Rights
                                     Offering  Price.   The  Company   will  pay
                                     Inverness an underwriting commitment fee of
                                     $1,361,000   (5% of   $27,227,000)  on  the
                                     Standby  Commitment  in cash at closing.

Warrants:                            Number of  Shares:  The  Warrants  will  be
                                     exercisable,   in   the   aggregate,    for
                                     approximately       10%       of      PFG's
                                     post-recapitalization common stock.

                                     Exercise Price:  $30 per share.

                                     Exercise  Period:  The   Warrants  will  be
                                     immediately exercisable upon issuance and will remain exercisable for a period of ten years.

New Preferred Stock:                 Liquidation  Preference:  $20.00  per share
                                     (the "Stated Value"), plus accrued and unpaid dividends.

                                     Dividends:  The  New  Preferred  Stock will
                                     initially   earn   cumulative dividends  at
                                     the rate of 8.0% per annum on the sum of the Stated Value plus unpaid dividends which accrued in prior semi-annual periods. Dividends will not be paid in cash except as described below.

                                     Reset:  Upon  a  change  of  control of the
                                     Company,  the initial dividend rate will be
                                     reset to the lesser of (A) the rate that in
                                     the  opinion of an   investment     banking
                                     firm reasonably acceptable  to  the Company
                                     would be  necessary  to  cause  each  share
                                     of  New  Preferred  Stock  to "trade"    at
                                     its liquidation preference, or (B) 20% per annum. After the reset, future dividends would become payable in cash.

                                     Voting: Each share will be entitled to one vote and will vote together with shares of PFG's common stock.

                                     Redemption: The Company will have the right
                                     to redeem the New Preferred Stock, in whole
                                     or in part,  after the first anniversary of
                                     issuance    thereof   at    the   following
                                     redemption prices:  if  redeemed  after the
                                     first anniversary,  but prior to the second
                                     anniversary,   then   at   107.5%   of  the
                                     liquidation preference;

                                     if redeemed after the second anniversary, but prior to the third anniversary, then at 105.0% of the liquidation preference;

                                     if redeemed after the third anniversary, but prior to the fourth anniversary, then at 102.5% of the liquidation preference; and

                                     if redeemed after the fourth anniversary, then at 100% of the liquidation preference.

Management Incentive Plan/
Executive                            Compensation:  Approximately   7%   of  the
                                     post-recapitalization   common stock of PFG
                                     and $5,000,000 of New Preferred  Stock will
                                     be reserved for issuance  to the  Company's
                                     post-recapitalization      officers     and
                                     directors.  Prior  to  the  closing  of the
                                     the   recapitalization,  the  Company  will
                                     not   increase   the  compensation  of  its
                                     officers  or   directors,  except  in   the
                                     ordinary course of business.

Proxy Statement/Prospectus:          Because       the       Preferred     Stock
                                     Reclassification   and  the  Reverse  Stock
                                     Split(1) (or  the Merger)  will require the
                                     approval  of  the  holders  of PFG's common
                                     stock and the  Preferred  Stock, it will be
                                     necessary  to  file  a proxy statement with
                                     the  SEC.  This  proxy  statement  will  be
                                     combined   with   a   prospectus  for   the
                                     registration  of  (i)  the   New  Preferred
                                     Stock to be issued in connection  with  the
                                     Preferred  Stock  Reclassification  (or the
                                     Merger); (ii) the common stock to be issued
                                     in  connection  with  the  Preferred  Stock
                                     Reclassification (or the Merger); (iii) the
                                     Warrants  to  be  issued  to  the  existing
                                     holders of PFG's common stock; (iv) the New
                                     Preferred Stock underlying  the Units to be
                                     offered in the Unit Offering or pursuant to
                                     the  Standby  Commitment;   and (v) the new
                                     common  stock  underlying  the  Units to be
                                     offered in the Unit  Offering  or  pursuant
                                     to     the    Standby    Commitment.    See
                                     "Registration/Listing"  below.  The Company
                                     will   distribute   the  proxy   statement/
                                     prospectus to the  holders  of  the  common
                                     stock  and  the  Preferred  Stock  and will
                                     hold a special stockholders meeting to vote
                                     on  the  Preferred  Stock  Reclassification
                                     and the Reverse Stock Split(or the Merger).
                                     Also     see    "Chapter 11   "Prepackaged"
                                     Alternative."

Registration/Listing:                Rule 145 under the  Securities Act of 1933,
                                     as amended (the "Securities Act"), requires
                                     the New  Preferred  Stock  and  the  common
                                     stock to be issued in connection  with  the
                                     Preferred  Stock  Reclassification  (or the
                                     Merger)   to   be   registered   under  the
                                     Securities Act. In  addition,  the  Company
                                     will register the  Warrants to be issued to
                                     the existing holders of PFG's common  stock
                                     and the New Preferred  Stock and the common
                                     stock underlying the Units to be offered in
                                     the   Unit   Offering   or  pursuant to the
                                     Standby Commitment.  The Company will apply
                                     for  the  listing  of  the  New   Preferred
                                     Stock and the common stock to be issued in the Preferred Stock Reclassification (or the Merger), the Warrants to be issued to to the existing holders of PFG's common stock, and the New Preferred Stock and the common stock underlying the Units to be offered in the Unit Offering or pursuant to the Standby Commitment on the NYSE or NASDAQ, assuming the Company is able to meet the applicable listing requirements at such time.

--------
(1) In the event that it is determined to effect a "quasi-reorganization," the approval of the holders of the Company's common stock will be required.

Chapter 11 "Prepackaged"
Alternative:                         To  encourage  the  common  stockholders of
                                     the  Company  to  vote  in  favor  of   the
                                     recapitalization,   the  proxy   statement/
                                     prospectus  will  provide  that  if neither
                                     the amendment to the charter nor the Merger
                                     is approved by the  requisite  vote of  the
                                     holders of the  common  stock, the votes of
                                     the   holders   of  the   Preferred   Stock
                                     accepting       the     Preferred     Stock
                                     Reclassification   (or  the  Merger)   will
                                     constitute the votes of the holders of  the
                                     Preferred  Stock accepting a  "prepackaged"
                                     chapter  11  plan  of  reorganization  that
                                     may  be  filed by the Company,  in its sole
                                     discretion,      providing     for      the
                                     implementation    of    the    contemplated
                                     recapitalization  modified  to  provide for
                                     the existing common stock to be   cancelled
                                     and the holders of existing   common  stock
                                     being  "crammed   down"  (i.e.,   receiving
                                     nothing,  including  any  right  to acquire
                                     Warrants  or  Units  pursuant  to  the Unit
                                     Offering).(2)

Settlement of
Class Action  Lawsuit:               Not  later  than  the  consummation  of the
                                     recapitalization  (or in the event that the
                                     recapitalization  occurs in a "prepackaged"
                                     chapter   11  case,   then   prior  to  the
                                     commencement  of the chapter 11 case),  the
                                     pending  class  action  lawsuit (the "Class
                                     Action  Suit")  involving  certain  of  the
                                     Company's  common  stockholders and certain
                                     holders  of the Notes  would be  settled as
                                     contemplated   for   $1.5   million,   plus
                                     interest.

Conditions to the
Effectiveness of Term Sheet:         This term sheet will become  effective upon
                                     satisfaction   of  each  of  the  following
                                     conditions  (or waiver by the  Company  and
                                     the  holders  of  Preferred   Stock):   (i)
                                     approval of the  transactions  contemplated
                                     by  this   term   sheet  by  the  Board  of
                                     Directors   of  the   Company;   (ii)   the
                                     execution by holders of at least 66-2/3% of
                                     the  outstanding  shares of Preferred Stock
                                     (voting  together  as a single  class) of a
                                     letter  agreement  pursuant  to which  such
                                     holders  agree to support and vote in favor
                                     of the  transactions  contemplated  by this
                                     term sheet (and waive any appraisal  rights
                                     to which they would be entitled); (iii) the
                                     receipt  by  the  Company  of  the  Standby
                                     Commitment   described   above   under  the
                                     heading "Standby Underwriting Commitment";

--------------------
(2) In the event that the recapitalization occurs in a "prepackaged" chapter 11 case, the right of holders of common stock to acquire 30% of the Units offered in the Unit Offering will be eliminated (and any election by a holder of common stock would be automatically rescinded) and such right will accrue to Inverness under its Standby Commitment.

                                   (iv) the receipt by the Company of preliminary indications of support reasonably acceptable to the Company and Inverness from A.M. Best and the Texas Department of Insurance regarding the transactions contemplated by this term sheet, which for purposes of this term sheet will mean, with respect to A.M. Best, that the Company does not receive from A.M. Best an indication that A.M. Best intends to downgrade the rating of SW Life in connection with the recapitalization, and will mean, with respect to the Texas Department of Insurance, that the Company receives an indication from the Texas Department of Insurance that the Extraordinary Dividend will be approved; and
                                   (v) the receipt by the Company of a commitment letter from a financial institution reasonably acceptable to the Company relating to the New Senior Facility.

Conditions to the
Consummation of the
Recapitalization:                  The consummation of  the recapitalization  is
                                   subject to the satisfaction (or waiver by the
                                   Company and holders  of  Preferred  Stock) of
                                   each of the following conditions: (i) the New
                                   Senior  Facility  shall  have   been  funded;
                                   (ii) the Class  Action Suit  shall  have been
                                   settled    as     contemplated;  (iii)    the
                                   pre-recapitalization    transactions    shall
                                   have   been   completed   as    contemplated,
                                   including  the  payment by  SW  Life  of  the
                                   Extraordinary  Dividend;  (iv)   the  Company
                                   shall have consummated the sale of  the  Waco
                                   Companies;   (v)  all   regulatory  approvals
                                   necessary  for  the  recapitalization and the
                                   transactions  contemplated thereby shall have
                                   been  received;  (vi) the  Company shall have
                                   received the proceeds from the Unit  Offering
                                   and/or  the  Standby   Commitment;  (vii) the
                                   necessary    parties   shall   have  executed
                                   definitive  binding  documentation  embodying
                                   all  of  the  transactions   contemplated  by
                                   and/or   related   to  the  recapitalization,
                                   including,   without   limitation,   mutually
                                   agreeable  releases  in  favor of  all of the
                                   directors  and   officers  of   PFG  and  its
                                   subsidiaries   fully   and    unconditionally
                                   releasing  such  directors  and officers from
                                   any and all  liabilities arising  prior to or
                                   in  connection  with  the   recapitalization,
                                   with customary  exclusions;  (viii) the board
                                   of directors of PFG shall not have terminated
                                   the    recapitalization   in  response  to  a
                                   superior  proposal;  (ix) the Company   shall
                                   have agreed to maintain for  a  period of six
                                   years   following  the  consummation  of  the
                                   recapitalization (A) the existing  provisions
                                   in its Certificate of Incorporation  relating
                                   to   exculpation  and  indemnification of its
                                   current  officers  and  directors  (or   such
                                   lesser  indemnification  if  the law  is more
                                   restrictive) and (B) officers' and directors'
                                   liability  insurance   covering  the  current
                                   officers  and  directors  of  the  Company on
                                   substantially the same terms as the Company's
                                   current policy;  provided, however,  that the
                                   Company  shall  not  be obligated to maintain
                                   such  coverage  to  the  extent such coverage
                                   costs  two  times  the  cost of the Company's
                                   current   coverage  (which  in  such case the
                                   Company  shall  only be obligated to  provide
                                   as   much  coverage  as  can be  obtained  by
                                   paying  two  times the cost of the  Company's
                                   current  coverage);  (x)  the  Company  shall
                                   have  reimbursed  Inverness  and  the  Ad Hoc
                                   Committee  of holders of Preferred  Stock for
                                   their  expenses  incurred  in connection with
                                   the recapitalization;  and  (xi) the  Company
                                   shall have received  the  requisite  approval
                                   of the holders of the Preferred Stock and its
                                   common    stock,    or,  in  the  event   the
                                   "prepackaged" chapter 11 case is commenced by
                                   the Company,  an order confirming the plan of
                                   reorganization    that    incorporates    the
                                   transactions described herein shall have been entered and such order shall be unstayed and in effect.